SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549




                             FORM 8-K
                          CURRENT REPORT



              PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934




Date of Report (Date of earliest event reported)December 5, 1996



                    UNITED WASTE SYSTEMS, INC.
      (Exact name of Registrant as specified in its charter)




Delaware            0-20868                  13-3532338
(State or other     (Commission File number) (IRS Employer
jurisdiction of                              Identification No.)
incorporation)



Four Greenwich Office Park, Greenwich, Connecticut     06830
(Address of principal executive offices)               (Zip Code)


     Registrant's telephone number, including area code
     (203) 622-3131

Item 5.  Other Events

1. The Company's credit facility was amended in December 1996 to, among other things, eliminate certain covenants and lower borrowing costs. The credit facility as so amended (the "Credit Facility") provides for a $190 million, three year, secured revolving credit facility due December 1999. Outstanding loans under the Credit Facility bear interest at a rate per annum equal to the Eurodollar Rate (Reserve Adjusted) (as defined in the loan agreement providing for the Credit Facility) applicable to each interest period plus 0.625% to 1.25% per annum or the Alternate Reference Rate (as so defined) from time to time in effect. The Credit Facility also allows the Company to obtain up to $90 million in letters of credit. The aggregate amount that the Company is permitted to borrow under the Credit Facility is reduced by the aggregate face amount of all outstanding letters of credit issued thereunder. The Credit Facility is secured by the stock of the Company's subsidiaries, restricts the Company from granting other liens on its assets (subject to certain limited exceptions), and requires the Company to comply with certain covenants including, but not limited to, maintenance of certain financial ratios, limitations on additional indebtedness, limitations on capital expenditures and a prohibition on the Company's payment of cash dividends on its Common Stock. The Credit Facility also currently requires that the consent of the lenders be obtained in order for the Company to make an acquisition that provides for an aggregate cash purchase price of $50 million or more. In addition, the Credit Facility prohibits the Company from using more that $15 million or its cash to secure closure and post-closure obligations that the Company may have relating to its landfills.

Item 7.  Exhibits

     (c) Exhibits.  The following Exhibits are filed herewith:



Exhibit Number               Exhibit

99 Fourth Amended and Restated Credit Agreement dated as of December 5, 1996 among United Waste Systems, Inc., various financial institutions, the First National Bank of
                             Boston as co-agent and Bank of
                             America Illinois, as agent.

                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 3rd day of March, 1997.

UNITED WASTE SYSTEMS INC.



By:  Michael J. Nolan
     -----------------
     Name:  Michael J. Nolan
     Title:  Chief Financial Officer

Exhibit Index


Exhibit Number               Exhibit

99                           Fourth Amended and Restated Credit
                             Agreement dated as of December 5,
                             1996 among United Waste Systems,
                             Inc., various financial institutions,
                             the First National Bank of Boston as
                             co-agent and Bank of America Illinois, as agent.